[EXHIBIT 99.1 - PRESS RELEASE]

MDU Resources Prices Its Offering

Bismarck, N.D. -- February 5, 2004 - MDU Resources Group, Inc. (NYSE: MDU) priced its offering of 2.0 million shares of common stock at the close of trading on February 4, 2004, at a price to the public of $23.320 per share with proceeds, before expenses, to MDU Resources of $22.527 per share. The net proceeds from the offering will be used for the repayment of debt and general corporate purposes.

The underwriters for the offering are A.G. Edwards & Sons, Inc., and Edward D. Jones & Co., L.P. In connection with the offering, MDU Resources has granted the underwriters an option for a period of 30 days to purchase up to an additional 300,000 shares of common stock to cover over-allotments.

A registration statement relating to the shares of common stock being offered has been filed with the Securities and Exchange Commission and has become effective. This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The offering is being made by means of a prospectus and related prospectus supplement, copies of which may be obtained from A.G. Edwards & Sons, Inc., One North Jefferson, St. Louis, MO 63103 or Edward D. Jones & Co., L.P., 12555 Manchester Road, St. Louis, MO 63131.

MDU Resources Group, Inc., a member of the S&P MidCap 400 Index, provides value-added natural resource products and related services that are essential to our country's energy and transportation infrastructure. MDU Resources includes natural gas and oil production, construction materials and mining, electric and natural gas utilities, natural gas pipelines and energy services, domestic and international independent power production and utility services.